Exhibit 10.9


                 AGREEMENT TO ASSIGN INTEREST - DEADWOOD CLAIMS


This Agreement is dated as of the 11th day of December, 1995 and is made between:


                             IDAHO GOLD CORPORATION

                                                            OF THE FIRST PART

AND:

                         IDAHO CONSOLIDATED METALS CORP.

                                                            OF THE SECOND PART


                    --------------------------------------------
                    This is an accurate certified copy.

                    Date     10/4/96
                    Signed   ----------------------------
                    Geoffrey S. Magnuson, Corporate Secretary
                    Idaho Consolidated Metals Corporation
                    --------------------------------------------

WHEREAS:

A. Idaho Gold Corporation ("Idaho Gold") owns or has the right to acquire certain mining interests known as the Deadwood Claims as more particularly described in Schedule "A" hereto (the "Mining Properties");

B. Idaho Consolidated Metals Corp. ("ICMC") wishes to acquire Idaho Gold's interest in the Mining Properties together with all geological information (including core or drill cuttings), metallurgical lab and field test results, mine design and reserve calculations and pre-feasibility and feasibility studies relating to the Mining Interests and in the possession or under the control of Idaho Gold (the "Data");

NOW THEREFORE this Agreement witnesses that in consideration of the mutual covenants and agreements herein contained and subject to the terms and conditions hereafter set out, the parties hereto agree as follows:

1. "Closing Date" and "Closing" - The term "Closing Date" as used throughout this Agreement shall mean July 19, 1996 or such other date as is agreed to by the parties. The term "Closing' as used throughout this Agreement shall mean the completion of the transactions herein contemplated which shall occur at 10:00 a.m. Vancouver time on the Closing Date or such other time on the Closing Date as agreed to by the parties.

2. Purchase and Sale of Assigned Interests - Upon and subject to the terms and conditions set forth in this Agreement, Idaho Gold agrees to sell, assign and transfer to ICMC, and ICMC agrees to purchase from Idaho Gold, on the Closing Date all interest of


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                                     - 2 -



     Idaho Gold in and to the Mining Properties and the Data (collectively, the "Assigned Interests"), subject to the reservation by Idaho Gold of a net smelter return royalty (the "Royalty") on the Mining Properties on the terms specified in Schedule "B" hereto.

3. Consideration for Assigned Interests - As consideration for the transfer of the Assigned Interests, ICMC:

     a) will issue to Idaho Gold 70,000 common shares in the capital of ICMC, 35,000 of which shares will be issued to Idaho Gold on the Closing Date and the balance of which will be issued to Idaho Gold one year after the Closing Date,

     b) will incur expenditures (as defined in clause 3(0(ii) below) of not less than US$135,000 in the aggregate on or before the fifth anniversary of the Closing Date on the exploration and development of the Mining Properties, with the following amounts being incurred by the dates indicated below:

          i)   US$15,000 on or before  the first  anniversary  of the  Closing
               Date;

          ii) an aggregate of US$30,000 on or before the second anniversary of the Closing Date;

          iii) an aggregate of US$65,000 on or before the third anniversary of the Closing Date; and

          iv) an aggregate of US$100,000 on or before the fourth anniversary of the Closing Date;

     c) will replace all bonds relating to the Mining Properties currently lodged by or on behalf of Idaho Gold with any regulatory authorities;

     d) will be solely responsible for all costs of environmental compliance associated with its exploration and mining operations on the Mining Properties or with the termination thereof, and all costs incurred in connection with environmental compliance, reclamation and long-term care and monitoring of the Mining Properties arising out of activities at any time by any person and its predecessors in ownership of the Mining Properties;

     e)   will consent to the reservation by Idaho Gold of the Royalty, and

     f) subject to paragraph 4, will grant to Idaho Gold an option (the "Option") to acquire a 49% working interest in the Mining Properties upon the following terms:

          i)   the term of the Option will be five years from the Closing Date;


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                                     - 3 -


          ii) Idaho Gold may exercise the Option by delivering a notice (the "Option Notice") to ICMC to that effect and, within 30 days after delivery of the Option Notice, a payment to ICMC equal to 115% of ICMC's expenditures on the Mining Properties from January 1, 1996 to the date of delivery of such payment. "Expenditures" shall mean all cash, expenses, obligations and liabilities, other than for personal injury or property damage, of whatever kind or nature spent or incurred directly or indirectly in connection with the exploration, development or equipping of the Mining Properties for commercial production including an overhead fee not to exceed 8% of all expenditures (other than the overhead fee);

          iii) if Idaho Gold exercises the Option, ICMC and Idaho Gold will enter into a joint venture agreement which will provide that (A) each party will fund its proportionate share of ongoing expenditures on the Mining Properties or have its interest diluted; (B) a management committee will approve all operations and activities of the joint venture and will consist of two members from each of ICMC and Idaho Gold, with ICMC to hold the casting vote so long as it retains not less than a 51% interest in the joint venture; (C ) ICMC will have the right to be operator of the joint venture so long as it retains not less than a 51 % interest in the joint venture;

          iv) during the term of the Option, ICMC shall keep the Mining Properties free and clear of all liens and encumbrances arising from its operations and in good standing by the doing and filing, or payment in lieu thereof of all necessary assessment work and payment of all taxes and other charges required to be paid and by the doing of all other acts and things and the making of all other payments required to be made;

          v) ICMC will, as of January 1, 1996 and during the term of the Option, assume, observe and perform each and every covenant and agreement made or given by Idaho Gold or its predecessor in title to be observed and performed under those contracts and agreements listed in Schedule "C' hereto, including the making of all cash and share payments and the performance of all work commitments on the Mining Properties. ICMC may re-negotiate any of the contracts and agreements listed in Schedule "C" to decrease or eliminate the payment obligations thereunder,

          vi) if, during the term of the Option, ICMC elects to relinquish one or more of the Mining Properties, it will so notify Idaho Gold and, if, within 60 days of receipt of such notice, Idaho Gold provides a notice to ICMC to the effect that Idaho Gold wants the particular Mining Property re-transferred to it, 1CMC will assign that Mining Property, in good standing, to Idaho Gold upon receipt from Idaho Gold of US$1.00. Notwithstanding the foregoing, ICMC may not elect to relinquish any part of the Mining Properties during the first year of the term of the Option;

          vii) if ICMC should fail to make any of the payments or carry out any of the obligations referred to in clauses (iv) or (v) above, it shall be deemed to have made an election to relinquish the h1ining Property(ies) involved;

          viii)an election or deemed election to relinquish one or more of the Mining Properties will not relieve ICMC of its obligations pursuant to paragraph 3(d);

          ix)  if  Idaho  Gold  exercises  the  Option,   the  Royalty  will  be
               terminated.

4. Right to Acquire Option - ICMC will have the right to acquire Idaho Gold's right to the Option by payment to Idaho Gold of Cdn.$100,000 at any time up to 21 days after receipt by ICMC of the Option Notice from Idaho Gold.

5. Assignments by ICMC - ICMC agrees that it will not transfer or assign any part of its interest in the Assigned Interests without the prior written consent of Idaho Gold. It shall be a condition precedent to any assignment that the assignee of the interest being transferred agrees in writing to be bound by the terms of this Agreement, the Option and the Royalty.

6. Closing - On the Closing Date, the parties will table the following documents and instruments and take the following steps:

     a) ICMC will table for delivery to Idaho Gold a share certificate for 35,000 common shares in the capital of ICMC registered in the name of Idaho Gold;

     b) ICMC will table for delivery to Idaho Gold evidence satisfactory to Idaho Gold that the bonds referred to in paragraph 3(c) have been replaced by ICMC;

     c) Idaho Gold will table for delivery to ICMC duly executed transfers, as prepared by ICMC's solicitors, sufficient to convey to ICMC the Assigned Interests to ICMC;

     d) each party will execute and table for delivery to the other the Option agreement;

     e) ICMC will execute and table for delivery to Idaho Gold an agreement reserving the Royalty to Idaho Gold; and

     f)   each party will  execute and table for delivery to the other party all
          such  other   documents  and   instruments   reasonably   required  to
          effectively consummate the transactions contemplated herein.

          "Closing" will occur upon all documents set out above being tabled as required and the closing conditions being satisfied or waived by the parties.

7. Joint Condition Precedent to Closing - The respective obligations of each of the parties hereto to complete the Closing shall be subject to receipt of all governmental and third party approvals and consents required for the completion of the purchase and sale transaction. This condition may be waived by ICMC and Idaho Gold acting together.

8. Acknowledgment and Agreement - ICMC hereby acknowledges receipt of a copy of the letter dated June 6, 1996 from Woodburn and Wedge, Attorneys to Idaho Gold, addressed to Arctic Fox Ltd. and Gray Estates Company discussing the history of the Mining Properties. ICMC agrees with the analysis set out in that letter and, more specifically, agrees that neither Arctic Fox Ltd. nor Gray Estates Company has an operating right of first refusal with respect to the Mining Properties,

9. Time of Essence - Time is and will be of the essence of each and every provision of this Agreement.

10. Entire Agreement - This Agreement contains the whole agreement between Idaho Gold and ICMC in respect of the subject matter hereof and supersedes and replaces the letter of understanding dated December 11, 1995 and all prior negotiations, communications and correspondence. There are no warranties, representations, terms, conditions or collateral agreements, express or implied, statutory or otherwise, other than as expressly set out in this Agreement.

11. Enurement - This Agreement will enure to the benefit of and be binding upon Idaho Gold and ICMC and their respective successors, liquidators and permitted assigns.

12. Governing Law - This Agreement shall be construed and interpreted in accordance with the laws of Idaho.

13.  Notices  -  All  notices,   payments  and  other  required   communications
     ("Notices") to the parties shall be in writing and shall be addressed respectively as follows:

     If to Idaho Gold:

     c/o Bema Gold Corporation
     1400 - 510 Burrard Street
     Vancouver, B.C.  V6C 3A8
     Fax No.: 604-681-6209
     Attention: Mr. Roger Richer

     If to ICMC:

     ICMC
     P.O. Box 1124


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                                     - 6 -



     Lewiston, Idaho 83501
     Fax No.:  208-746-6678
     Attention: Mr. Wilf Struck

     All Notices shall be given:

          i) by personal delivery to the party by leaving a copy at the place specified for notice with a receptionist or an apparently responsible individual, or

          ii)  by electronic facsimile communication.

     All Notices shall be effective and shall be deemed delivered:

          iii) if by personal delivery, on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, and

          iv) if by electronic communication, on the next business day following receipt of the electronic communication, provided that a positive transmission report is generated by the sender's facsimile machine.

14. Regulatory Approval - The obligations of the parties hereto is subject to the acceptance for filing of this Agreement by the Vancouver Stock Exchange.

15. Counterparts - This Agreement may be executed in counterparts with the same effect as if both parties had signed the same document, and both such counterparts will be construed together and will constitute one and the same instrument. The execution of this Agreement will not become effective until counterparts hereof have been executed by both parties hereto and an executed copy delivered to each party hereto. Such delivery may be made by facsimile transmission of the execution page or pages hereof to the other party by the party signing the particular counterpart, provided that forthwith after such facsimile transmission, an originally executed execution page or pages is forwarded by prepaid express courier to the other party by the party signing the particular counterpart.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the day and year first above written.

IDAHO GOLD CORPORATION



Per: /s/ [Illegible]
    ---------------------------------




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                                     - 7 -



IDAHO CONSOLIDATED METALS CORP.



Per: /s/ [Illegible]
    --------------------------------- Vice President

SCHEDULE "A"
DEADWOOD CLAIMS


     Claim                        BLM #                     IMC #
     Name
Black Lady                  1            28654
Black Lady                  2            28655
Hidden Valley               1            28656
Hidden Valley               2            28657
Hidden Valley               3            28658
Jon                         1            28982
Jon                         2            28983
Jon                         3            28984
Jon                         4            28985
Jon                         5            28986
Jon                         6            28987
Jon                         7            28988
Jon                        11            28989
Jon                        12            28990
Jon                        13            28991
Jon                        14            28992
Jon                        15            28993
Jon                        16            28994
Jon                        17            28995
Jon                        18            28996
Jon                        25            28997
Jon                        26            28998
RL                      9A              105324              321519
RL                         10           105325              321432
RL                         11           105326              321433
RL                      11A             105327              321520
RL                         22           105338              321444
RL                         24           105340              321446
RL                         25           105341              321447
RL                         26           105342              321448
RL                         27           105343              321449
RL                         28           105344              321450
RL                      28A             105345              321521
RL                         29           105346              321451
RL                         30           105347              321452
RL                      30A             105348              321522
RL                         31           105349              321463
Spec                       10            28969
Spec                       11            28970
Spec                       12            28971
Spec                       13            28972
Spec                       23            28973
Spec                       24            28974
Spec                       25            28975
Spec                       26            28976
Spec                       27            28977
Spec                       28            28978
Spec                       29            28979
Spec                       30            28980
Spec                       34            28981
Tip Top                     1            28662
Zenith                                   28661

                         SCHEDULE "B" - DEADWOOD CLAIMS

                               NET SMELTER RETURNS


1. The royalty which may be payable to Idaho Gold Corporation (hereinafter called the "Payee") pursuant to paragraph 3(d) of the Assignment of Interests Agreement by Idaho Consolidated Metals Corp. (hereinafter called the "Payor") will be 3 % of 100% of the Net Smelter Revenue ( as hereinafter defined) and will be calculated and paid to the Payee in accordance with the terms of this Schedule "B". Terms having defined meanings in the Agreement and used herein will have the same meanings in this Schedule as assigned to them in the Assignment of Interests Agreement unless otherwise specified or the context otherwise requires.

2. The Net Smelter Revenue will be calculated on a calendar quarterly basis and will, subject to paragraph 7 of this Schedule "B", be equal to Gross Revenue less Permissible Deductions for such quarter.

3.   The following words will have the following meanings:

     (a) "Gross Revenue" means the aggregate of the following amounts received in each quarterly period following the commencement of commercial production from the Mining Properties:

          (i) the revenue received by the Payor from arm's length purchasers of all Product;

          (ii) the fair market value of all Product sold by the Payor in such period to persons not dealing at arm's length with the Payor; and

          (iii) any proceeds of insurance on Product;

     (b) "Ore" means all materials from the Mining Properties, the nature and composition of which justifies either:

          (i) mining or removing from place and shipping and selling such material, or delivering such material to a processing plant for physical or chemical treatment; or

          (ii) leaching such material in place;

     (c) "Permissible Deductions' means the aggregate of the following charges (to the extent that they are not deducted by any purchaser in computing payment) that are paid in each quarterly period:

          (i)  sales charges levied by any sales agent on the sale of Product,

          (ii) transportation costs for Product from the Mining Properties to the place of beneficiation, processing or treatment and thence to the place of delivery of Product to a purchaser thereof, including shipping, freight, handling and forwarding expenses;

          (iii)all costs, expenses and charges of any nature whatsoever which are either paid or incurred by the Payor in connection with refinement or beneficiation of Product after leaving the
               Property, including all weighing, sampling, assaying and representation costs, metal losses, any umpire charges and any penalties charged by the processor, refinery or smelter, and

          (iv) all insurance costs on Product, and any government royalties, production taxes, severance taxes and sales and other taxes levied on Ore, Product or on the production or value thereof (other than any Federal or Provincial taxes levied on the income or profit of the Payor);

     (d)  "Product" means:

          (i)  all Ore shipped and sold prior to treatment, and

          (ii) all concentrates, precipitates and products produced from Ore.

4. The payment on account of the royalty for each calendar quarter will be calculated and paid within 60 days after the end of each calendar quarter. Smelter settlement sheets, if any, and a statement setting forth calculations in sufficient detail to show the payment's derivation (the "Statement") must be submitted with the payment.

5. In the event that final amounts required for the calculation of the payment on account of the royalty are not available within the time period referred to in section 4 of the Schedule "B", then provisional amounts will be estimated and such payment will be paid on the basis of this provisional calculation. Positive or negative adjustments will be made to the payment on account of the royalty for the succeeding quarter.

6. All payments on account of the royalty will be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless the Payee delivers to the Payor a written notice (the "Objection Notice") describing and setting forth a specific objection to the calculation thereof within 60 days after receipt by the Payee of the Statement. If the Payee objects to a particular Statement as herein provided, the Payee will, for a period of 60 days after the Payor's receipt of such Objection Notice, have the right, upon reasonable notice and at reasonable times, to have the Payor's accounts and records relating to the calculation of the payment in question audited by the auditors of the Payee. If such audit determines that there has been a deficiency or an excess in the payment made to the Payee, such deficiency or excess will be resolved by adjusting the next quarterly payment due hereunder. The payee will pay all the costs and expenses of such audit unless a deficiency of 5% or more of the amount due is determined to exist. The Payor Will pay the costs and expenses of such audit if a deficiency of 5% or more of the amount due is determined to exist. Failure on the part of the Payee to make a claim against the Payor for adjustment in such 60 day period by delivery of an Objection Notice will conclusively establish the correctness and sufficiency of the Statement and payment on account of the royalty for such quarter.

7. All profits and losses resulting from the Payor engaging in any commodity futures trading, option trading, metals trading, gold loans or any combination thereof, and any other hedging transactions with respect to Product which is a precious metal (collectively, "Hedging Transactions") are specifically excluded from calculations of the payments on account of the royalty pursuant to this Schedule "B" (it being the intent of the parties that the Payor will have the unrestricted right to market and sell Product to third parties in any manner it chooses and that the Payee will not have any right to participate in such marketing activities or to share in any profits or losses therefrom. All Hedging Transactions by the Payor and all profits or losses associated therewith, if any, will be solely for the Payor's account. The amount of Net Smelter Revenue derived from all Product subject to Hedging Transactions by the Payor will be determined pursuant to the provisions of this paragraph 7 and not paragraph 2. As to precious metals subject to Hedging Transactions by the Payor, Net Smelter Revenue will be determined without reference to Hedging Transactions and will be determined by using, for gold, the quarterly average price of gold, which will be calculated by dividing the sum of all London Bullion Market Association P.M. Gold Fix prices reported for the calendar quarter in question by the number of days for which such prices were quoted. Any Product subject to Hedging Transactions will be deemed to be sold, and revenues received therefrom, only on the date of the final settlement of the amount of refined Product allocated to the account of the Payor by a third party refinery in respect of such transactions. Furthermore, the Payor will have no obligation to fulfill any futures contracts, forward sales, gold loans or other Hedging Transactions which the Payor may hold with Product.

8. If the royalty becomes payable to two or more parties, those parties will appoint, and will deliver to the Payor a document executed by all of those parties appointing, a single agent or trustee of all such parties to whom the

     Payor will make all payments on account of the royalty. The Payor will have no responsibility as to the division of the royalty payments amount such parties, and if the Payor makes a payment or payments on account of the royalty in accordance with the provisions of this paragraph 8, it will be conclusively deemed that such payment or payments have been received by the Payee. All charges of the agent or trustee will be borne solely by the parties receiving payments on account of the royalty.

9. Notwithstanding the foregoing, the royalty payable shall be limited to US$2,000,000.